Telestone Technologies Corporation Appoints Ms. Xiaoli Yu as New
CFO and Vicente Liu as New VP of Finance

BEIJING, May 12 -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC), a leading developer and provider of telecommunications local access network solutions based in China, today announced the appointment of Ms. Xiaoli Yu as CFO of the Company. Ms. Hong Li stepped down as CFO due to personal reasons and Ms. Yu has assumed the position of CFO effective May 11.  In addition to Ms. Yu’s appointment as CFO of Telestone, Mr. Vicente Liu has joined Telestone as VP of Finance for the Company.

Ms. Yu has 12 years of experience at Telestone and has held various positions at the Company during her tenure.  Ms. Yu started her career with Telestone in 1999 and initially joined the Company as a staff accountant from 1999 to 2001. From 2001 to 2005, Ms. Yu was Treasurer of the Company. From 2005 to 2008, Ms. Yu was the accountant manager of the Company’s equipment business.  In 2008, she head the Company’s Yunnan branch office, and was promoted to Financial Controller in 2009 where she was the assistant to the former CFO and provided oversight on audits,  financial reports and reported directly to the Company’s CEO on matters of internal management.  Ms Yu holds a Bachelor’s degree in Accounting from Dongbei University of Finance and Economics.

Mr. Vicente Liu joined the Company’s finance team as VP of Finance on May 10, 2010.  Mr. Liu will serve as the Company’s investor contact and Company spokesperson.  Mr. Liu has a long career in investment banking focused on emerging growth companies, having worked previously as a director for Oppenheimer’s Asia investment banking division and as China Representative for Cowen’s Asia investment banking division. Mr. Liu also worked for KPMG Corporate Finance in Los Angeles.  Mr. Liu received his Bachelor’s degree from the University of Southern California and is fluent in Mandarin and English. Mr Liu is based in Hong Kong, SAR, and Beijing.

“We are pleased that our board approved Ms. Yu as CFO of Telestone and that Mr. Liu has joined the Telestone team,” said Chairman Daqing Han. “Ms. Yu’s experience with Telestone equips her with a strong working knowledge about our business and industry, which makes her a valuable contributor to the senior management team. We believe that, together, Ms. Yu and Mr. Liu are well-suited to communicate our Company’s growth plan and accomplishments to the investment community, and we look forward to introducing our new team to our current and prospective investors in the coming months,”   Chairman Han concluded.

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed its third generation technology, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For further information, contact:
Company:
Vicente Liu, VP of Finance
Tel: +852 6683-6256
Email: liujingwen@telestone.com

Dan Feng, Assistant Secretary of the Board
Tel:   +86-10-8367-0088 x1232
Email: fengdan@telestone.com

Investor Relations:
John Mattio
HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net